Exhibit 99.1

Profusa Announces Third Quarter Business and Financial Highlights

Recapitalization reduced net debt to $14 million as of October 31; achieved key milestones to deliver potential 2026 revenue target

BERKELEY, Calif, November 19, 2025 (GLOBE NEWSWIRE) — Profusa, Inc. (“Profusa” or the “Company”) (Nasdaq: PFSA), a commercial stage digital health company pioneering a next-generation technology platform enabling the continuous monitoring of an individual’s biochemistry, announces financial results for the third quarter ended September 30, 2025, and provides business highlights.

Ben Hwang, Ph.D., Profusa’s Chairman and CEO, said, “It was an extremely busy four months for the team, and we are proud of our achievements in such a short period of time. In the third quarter, we achieved a significant milestone for the company with the completion of our merger with NorthView Acquisition Corporation. We recapitalized our balance sheet, reducing net debt from $34 million to $14 million as of October 31, 2025. Since the closing of the merger on July 11, 2025, we have raised $7 million in gross proceeds through our Equity Line of Credit (“ELOC”) transaction and an additional $2 million in convertible debt.

“We also delivered key operational milestones including the build-out of our manufacturing capabilities; entered several potential distributor and clinical and commercial collaborations; and built a team focused on executing the company’s strategy.

“We now lead Profusa forward as we execute on our plans to potentially achieve $200 to $250 million in revenue by 2030; capitalize on the near-term European and US Lumee oxygen opportunity to deliver 2026 potential revenue of $0.5 to $2 million and $9 to $13 million potential revenue in 2027,” concluded Mr. Hwang.

Third Quarter 2025 Business Highlights:

●	Completed reverse recapitalization with NorthView Acquisition Corporation; Profusa company equity value was $155 million

●	Completed manufacturing build-out and remain on track to begin product shipments and revenue in early 2026

●	Expanded sales footprint with key distributors for Lumee™ Oxygen tissue monitoring platform in Europe, currently covering approximately 35% of the European population

●	Entered into several clinical and commercial collaborations with vascular surgeons of prominent vascular centers

Fred Knechtel, CFO of Profusa, commented, “To deliver value to shareholders and provide the company with adequate capital to achieve near-term revenue goals and define long-term growth strategies, we transformed the company’s balance sheet by raising capital and reducing outstanding indebtedness. We intend to further reduce debt to minimal levels in the next few quarters by exercising flexibility with debt to equity conversions, in addition to evaluating opportunities with the capital markets as they arise.”

Third Quarter 2025 Financial Highlights:

●	Raised $12 million in gross proceeds from convertible PIPE note; $10 million remains available to the Company

●	Raised $7 million in gross proceeds from ELOC as of October 31, 2025; $93 million remains available to the Company

●	Reduced net debt to $16 million in 3Q and $14 million as of October 31, 2025, a $34 million decrease from $48 million last quarter

o	Repaid and converted $47 million of debt at close of the business combination

o	Repaid $4 million of the Ascent Note principal balance from ELOC proceeds and conversions

o	Cash and cash equivalents increased to $4 million

About Profusa

Based in Berkeley, Calif., Profusa is a commercial stage digital health company led by visionary scientific founders, an experienced management team and a world-class board of directors in the development of a new generation of tissue-integrated sensors to detect and continuously transmit actionable, medical-grade data for personal and medical use. With its long-lasting, injectable and affordable biosensors and its intelligent data platform, Profusa aims to provide people with a personalized biochemical signature rooted in data that clinicians can trust and rely on.

“LUMEE”, “PROFUSA” and the PROFUSA logo are registered trademarks of Profusa Inc. in the United States, Canada, European Union, China, Japan, South Korea and Australia.

For more information, visit https://profusa.com.

Special Note Regarding Forward-Looking Statements

Certain statements in this press release (this “Press Release”) may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or future financial or operating performance of Profusa. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “propose,” “seek,” “should,” “strive,” “will,” or “would” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which may be beyond the control of Profusa and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Profusa and its management, are inherently uncertain. Profusa cautions you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. There are risks and uncertainties described in the definitive proxy/final prospectus relating to the business combination, which has been filed with the SEC, and in other documents filed by Profusa from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Profusa cannot assure you that the forward-looking statements in this communication will prove to be accurate.

Contacts

Investor and Media Contacts

email: info@coreir.com

phone: 1 (212) 655-0924